Exhibit 1

Agreement

The undersigned agree that this Schedule 13D/A, dated June 9, 2009, relating to Common Stock, $.0001 par value, of KapStone Paper and Packaging Corporation shall be filed on behalf of the undersigned.

June 9, 2009
Date

/s/ Roger Stone
Roger Stone

ROGER AND SUSAN STONE FAMILY FOUNDATION

/s/ Roger Stone
Roger Stone, President

ROGER STONE 2009 GRAT 06/03/09

/s/ Roger Stone
Roger Stone, Trustee